Exhibit 99.4
REQUEST FOR WAIVER
First Industrial Realty Trust, Inc. Dividend Reinvestment and Direct Stock Purchase Plan
This form is to be used only by Participants in the First Industrial Realty Trust, Inc. (“FR”) Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) who are requesting authorization from FR to make an optional cash investment under the Plan in excess of the $10,000 monthly maximum. Any capitalized terms that are not defined in this form shall have the meanings given to them in the prospectus related to the Plan (the “Prospectus”).
A new form must be completed each month that the Participant wishes to make an optional cash investment in excess of the $10,000 monthly maximum. This form will not be accepted by FR unless it is completed in its entirety.
The Participant submitting this form hereby certifies that (a) the information contained herein is true and correct as of the date set forth under “Today’s Date” below, and (b) the Participant has received and reviewed a current copy of the Prospectus.
This form should be completed and returned to FR via e-mail at waiverrequest@firstindustrial.com before the requested Waiver Investment Period (see the answer to Question 17 in the Prospectus for a discussion of the Waiver Investment Period).
FR will contact any investor whose Request for Waiver is being considered. If approved, FR will provide you with funds transfer instructions to Computershare Trust Company, N.A. (“Computershare”) and FR will submit a copy of the signed Request for Waiver to Computershare.
If we accept your Request for Waiver, you will acquire the maximum number of shares that may be purchased on each Waiver Investment Date of the ten trading day Waiver Investment Period with one-tenth of your payment. The price of the shares purchased in connection with a Request for Waiver will be based on the Trading Price of FR’s common stock on each Waiver Investment Date, less any applicable waiver discount (see the answer to Question 20 in the Prospectus for more information).
Good funds on all accepted Requests for Waiver must be received by Computershare before the close of business on the trading day prior to the beginning of the relevant Waiver Investment Period in order for investment of the funds to begin on the first day of the period.

Waiver Investment Period Requested:	Today’s Date:
Participant Company or Individual Name:	Optional Cash Investment Amount Requested:
Individual Authorized to Transact on Account:	Social Security Number or Tax I.D.:
Authorized Individual Signature:	Street Address:
Existing Account Number or Name as it Appears on Share Certificate (if applicable):	City: State: ZIP:
Print Name as it Should Appear on Account and/or Certificate (if applicable):	Contact Name / Contact Phone Number:
Contact E-mail Address:	Contact Fax Number:
Payment Method: ☐ Wire Transfer ☐ Other (Specify) Other payment methods must be approved by FR
Disposition of Shares (check one box): ☐Hold all shares in my plan account ☐ Issue certificate for full shares ☐ DWAC full shares to DTC#
$100 fee per DWAC

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REQUEST FOR WAIVER
First Industrial Realty Trust, Inc. Dividend Reinvestment and Direct Stock Purchase Plan

In the event that the threshold price is not satisfied or there are no trades reported for a trading day in the Waiver Investment Period, the following information will be used to return the applicable portion of your optional cash investment as soon as practical after the Waiver Investment Period

Name of Financial Institution:	Bank ABA / Routing Number:
Bank Account Name:	Bank Account Number:

Accepted by First Industrial Realty Trust, Inc.
Waiver Investment Period:
Optional cash investment amount approved:	By:
Method of Payment:	Name:
Threshold Price, If any:	Title:
Applicable Waiver Discount, if any:
Approval Date:

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